Exhibit 99.1

Rex Energy Announces Fourth Quarter 2010 Production Increased 32% Over Fourth Quarter 2009

•	2010 production increased 26% over 2009, and natural gas production increased 104% over 2009.

•	Fourth quarter 2010 EBITDAX (defined below) increased 82% over fourth quarter 2009.

•	Fourth quarter 2010 production revenue, including cash settled derivatives, increased 27% compared to fourth quarter 2009.

STATE COLLEGE, Pa., February 15, 2011 (GLOBE NEWSWIRE)—Rex Energy Corporation (Nasdaq:REXX) today announced financial and operational results for the fourth quarter and full year of 2010.

Fourth Quarter Operational and Financial Results

Total production during fourth quarter 2010 averaged 22.8 MMcfe per day, of which 51% was attributable to oil, 47% to natural gas and 2% to NGLs. Fourth quarter production represented a 32% increase over fourth quarter 2009, including a 102% increase in natural gas production. The increase in natural gas production was primarily attributable to gas sales through the Sarsen cryogenic gas processing plant (the Sarsen Plant) in Butler County, Pennsylvania, which was commissioned during the fourth quarter.

“We are pleased with our 61% reserve growth at year end 2010 compared to the prior year and the beginning of operations at the Sarsen gas processing plant,” said Dan Churay, President and Chief Executive Officer of the company. “We look forward to increasing production to plant capacity as soon as possible and aggressively executing our development plans in 2011.”

Rex Energy reported a fourth quarter 2010 net loss of approximately $6.5 million, or $0.15 per share. EBITDAX, a non-GAAP measure, was $8.1 million for fourth quarter 2010, up 82% compared to fourth quarter of 2009. The increase in EBITDAX was attributable to a higher oil price environment as well as higher natural gas production volumes. As used in this release, “EBITDAX” means income (loss) from continuing operations, before interest, income tax, depreciation, depletion, amortization, impairment and the other items that the table below outlines. EBITDAX is not a measure that United States generally accepted accounting principles (GAAP) recognizes. A full reconciliation between EBITDAX and GAAP net income (loss) from continuing operations is presented below.

Loss from continuing operations before income taxes for the fourth quarter 2010 was $10.5 million. Adjusted net loss comparable to analysts’ estimates, a non-GAAP measure, was $0.7 million, or $0.02 per share. As used in this release, “adjusted net loss comparable to analysts’ estimates” means net income (loss) from continuing operations comparable to analyst estimates. Adjusted net loss comparable to analysts’ estimates is not a measure that GAAP recognizes. A full reconciliation between adjusted net loss comparable to analysts’ estimates and GAAP net income (loss) from continuing operations before income taxes is presented below.

Operating revenue, including the effects of cash settled derivatives was $19.7 million for the fourth quarter 2010, an increase of $4.7 million over the same period in 2009.

Realized natural gas prices, after the effects of cash settled derivatives, declined by 5% to $5.88 per Mcf, and realized oil prices, after the effects of cash settled derivatives, increased by 10% to $72.94 per Bbl, in each case, when compared to fourth quarter 2009.

Lease operating expenses were $6.5 million, up $0.4 million in fourth quarter 2010 compared to the same period in 2009, primarily due to the company placing additional wells in service and additional processing costs for the Sarsen Plant. Lease operating expenses in the fourth quarter of 2010 were $30.26 per barrel in the Illinois Basin and $1.07 per Mcfe in the Appalachian Basin.

General and administrative expenses (G&A) were $4.2 million, down $0.7 million quarter-over-quarter due to a decrease in 2010 legal fees.

Impairment expense was $5.3 million, up $4.5 million compared to fourth quarter 2009. The company recognized impairment expense in fourth quarter of 2010 related to a cost recovery analysis of two test wells that the company drilled in Clearfield County, Pennsylvania in 2008.

Fourth quarter 2010 exploration expense was $2.3 million, up $1.4 million compared to fourth quarter 2009. The increase during 2010 was predominantly due to additional seismic services and geophysical evaluations that the company obtained in the Denver-Julesburg Basin (DJ Basin).

Depreciation, depletion, amortization and accretion (DD&A) for the fourth quarter 2010 was $6.6 million during the fourth quarter of 2010. This represents a decrease of $0.2 million when compared to fourth quarter in 2009 which was primarily attributable to sale of an interest in certain Marcellus Shale wells, acreage and equipment as a part of the formation of the company’s joint venture with Sumitomo Corporation.

Capital expenditures were $32.6 million for the fourth quarter 2010, representing a $10.2 million increase when compared to previous issued guidance. The variance was primarily due to one additional well that the company drilled and completed in the DJ Basin, acreage acquisitions in the DJ Basin and additional capital expenses in the Illinois Basin.

2010 Operational and Financial Results

•	2010 exit rate increased 38% to 24.9 Mcfe/day compared to the 2009 exit rate.

•	EBITDAX increased 17% year-over-year to $26.3 million.

•	Including cash settled derivatives, full year 2010 production revenue increased 25% compared to full year 2009.

Fiscal Year-End 2010 Financial Results

Total production averaged 20.3 MMcfe per day for the fiscal year ended December 31, 2010, of which 56% was attributable to oil, 42% to natural gas and 2% to NGLs. This represents a 26% increase year-over-year, including a 104% increase in natural gas production. The increase in natural gas production was primarily attributable to gas sales through the Sarsen Plant in Butler County, Pennsylvania, which was commissioned during the fourth quarter.

For the fiscal year ending December 31, 2010, Rex Energy reported net income of $6.0 million, or $0.14 per basic and fully diluted share. EBITDAX, a non GAAP measure, was $26.3 million for the fiscal year end 2010, which represented a 17% increase year-over-year. The increase in full year 2010 EBITDAX was attributable to a higher oil price environment as well as higher natural gas production volumes. A full reconciliation between EBITDAX and GAAP net income (loss) from continuing operations is presented below.

Income from continuing operations before income taxes for the full year 2010 was $9.9 million. Adjusted net loss comparable to analysts’ estimates for 2010, a non-GAAP measure, was $1.5 million, or $0.03 per share. A full reconciliation between adjusted net loss comparable to analysts’ estimates and GAAP net income (loss) from continuing operations before income taxes is presented below.

Operating revenue, including cash settled derivatives, grew 18% in 2010 to $69.6 million compared to 2009.

The average realized natural gas, price after hedging, was $5.97 for 2010 compared to $6.41 for 2009, and the average realized price, after hedging, for oil was $70.44 in 2010 compared to $61.82 for 2009.

Lease operating expenses for 2010 were $24.7 million, an increase of $2.5 million year-over-year. The increase was due to additional wells placed into service and additional processing costs for the Sarsen Plant. Lease operating expenses were $30.46 per barrel for the Illinois Basin, and $1.11 per Mcfe in the Appalachian Basin.

Year-over-year, G&A increased $2.1 million to $17.9 million in 2010. Increased costs were attributable to expenses in connection with our Denver, Colorado office, which opened during the first quarter of 2010 in addition to increased head counts across the entire company.

Rex Energy recognized a gain on sale of assets in the amount of $16.4 million for 2010. The gain was primarily attributable to a $16.0 million gain recorded in connection with the sale of an interest in certain Marcellus Shale wells, acreage and equipment as a part of the formation of the company’s joint venture with Sumitomo Corporation.

Impairment expense increased $7.2 million to $8.9 million in 2010, most of which was recognized in the fourth quarter. This impairment was related to a cost recovery analysis of two test wells that the company drilled in Clearfield County, Pennsylvania.

Exploration expenses were $5.2 million for 2010, up $3.2 million from 2009. The increase during 2010 was predominantly due to additional seismic services and geophysical evaluations that the company obtained in the DJ Basin.

DD&A was $21.8 million in 2010, down $3.4 million compared to 2009 due to the sale of an interest in certain Marcellus Shale wells, acreage and equipment as a part of the formation of the company’s joint venture with Sumitomo Corporation.

Including midstream joint venture investments and a $21.0 million reimbursement from Sumitomo Corporation for certain year-to-date capital expenses, capital expenditures for 2010 were approximately $143.0 million, $13.0 million over previously provided guidance. The variance was due to one additional Niobrara well that the company drilled and completed in the DJ Basin, acreage acquisitions in the DJ Basin and additional capital expenses incurred in the Illinois Basin.

First Quarter 2011 and Fiscal Year 2011 Guidance

Rex Energy reaffirms its previously published guidance as outlined in the table below.

	1Q2011	Full Year 2011
Production	25.8-27.3 MMcfe/day	34.7-39.4 MMcfe/day
Lease Operating Expense	$6.7M - $7.2M	$32.0M - $37.0M
Cash G&A	$4.9M - $5.3M	$20.0M - $21.0M
Capital Expenditures	$20.4M	$148.8M
December, 2011 Exit Rate		40.7-48.5 Mmcfe/day

Conference Call Information

Management will host a conference call and webcast on Wednesday, February 16, 2011 at 11:00 a.m. EST to review the 2010 financial results and operational highlights. The conference call and webcast will be live and available on the company’s website at www.rexenergy.com under the Investor Relations tab.

Upcoming Conference Schedule

Management will be participating in the IPAA OGIS Conference in New York on April 11th thru the 13th. The exact presentation time and date has not been established but will be announced at a later date. The company’s presentation at the conference will be available via webcast. A copy of the corporate presentation will also be available on April 8, 2011 on the Rex Energy website, www.rexenergy.com.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas company operating in the Appalachian, Illinois and Denver-Julesburg Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complimentary to its portfolio.

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Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells (as well as the timing of rig operations, natural gas processing plant commissioning and operations, fracture stimulation activities and the completion of wells and the expected dates that wells are producing hydrocarbons that are sold), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are indicated by words such as “expected”, “expects”, “anticipates” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	the difficult and adverse conditions in the domestic and global capital and credit markets;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, contact:

Tom Stabley

Executive Vice President and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands)

	December, 2010 (unaudited)	December 31, 2009
ASSETS
Current Assets
Cash and Cash Equivalents	$11,008	$5,582
Accounts Receivable	28,860	14,333
Short-Term Derivative Instruments	4,564	2,124
Deferred Taxes	—	2,827
Inventory, Prepaid Expenses and Other	1,327	1,111

Total Current Assets	45,759	25,977
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	241,586	206,676
Unevaluated Oil and Gas Properties	91,574	80,218
Other Property and Equipment	42,226	25,082
Wells and Facilities in Progress	36,310	34,086
Pipelines	4,080	5,167

Total Property and Equipment	415,776	351,229
Less: Accumulated Depreciation, Depletion and Amortization	(93,063)	(75,968)

Net Property and Equipment	322,713	275,261
Restricted Cash	16,111	25
Other Assets—Net	176	101
Intangible Assets—Net	1,394	1,073
Investment in Keystone Midstream Services	11,995	—
Investment in RW Gathering	6,404	840
Long-Term Derivative Instruments	1,450	1,673

Total Assets	$406,002	$304,950

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$49,401	$16,386
Accrued Expenses	9,085	9,333
Short-Term Derivative Instruments	1,860	6,692
Current Deferred Tax Liability	1,908	—

Total Current Liabilities	62,254	32,411
Senior Secured Line of Credit and Long-Term Debt	10,120	23,049
Long-Term Derivative Instruments	1,517	426
Long-Term Deferred Tax Liability	5,930	6,894
Other Deposits and Liabilities	4,283	5,830
Future Abandonment Costs	17,222	16,143

Total Liabilities	$101,326	$84,753
Commitments and Contingencies
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 44,306,677 shares issued and outstanding on December 31, 2010 and 36,817,812 shares issued and outstanding on December 31, 2009.	44	37
Additional Paid-In Capital	373,856	292,372
Accumulated Deficit	(69,519)	(75,555)

Rex Energy Owners’ Equity	304,381	216,854
Noncontrolling Interests	295	3,343

Total Owners’ Equity	304,676	220,197

Total Liabilities and Owners’ Equity	$406,002	$304,950

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

($ and Shares in Thousands, Except per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010 (Unaudited)	2009	2010 (Unaudited)	2009
OPERATING REVENUE
Oil and Natural Gas Sales	$18,757	$15,208	$67,224	$48,534
Other Revenue	705	57	1,539	157

TOTAL OPERATING REVENUE	$19,462	$15,265	$68,763	$48,691

OPERATING EXPENSES
Production and Lease Operating Expense	6,474	6,107	24,656	22,157
General and Administrative Expense	4,173	4,916	17,923	15,858
(Gain) Loss on Disposal of Assets	98	10	(16,395)	427
Impairment Expense	5,296	760	8,863	1,625
Exploration Expense	2,270	876	5,242	2,080
Depreciation, Depletion, Amortization and Accretion	6,595	6,782	21,806	25,205
Other Operating Expense	480	—	1,341	—

TOTAL OPERATING EXPENSES	$25,386	$19,451	$63,436	$67,352

GAIN (LOSS) FROM OPERATIONS	$(5,924)	$(4,186)	$5,327	$(18,661)

OTHER INCOME (EXPENSE)
Interest Income	12	4	68	7
Interest Expense	(310)	(221)	(1,071)	(833)
Gain (Loss) on Derivatives, net	(3,985)	(3,060)	6,055	(7,913)
Other Expense	(153)	(132)	(321)	(161)
Loss on Equity Method Investments	(158)	—	(200)	(9)

TOTAL OTHER INCOME (EXPENSE)	$(4,594)	$(3,409)	$4,531	$(8,909)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(10,518)	(7,595)	9,858	(27,570)
Income Tax Benefit (Expense)	3,959	2,998	(4,075)	11,002

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(6,559)	$(4,597)	$5,783	$(16,568)
Income from Discontinued Operations, Net of Income Taxes	—	—	—	323

NET INCOME (LOSS)	$(6,559)	$(4,597)	$5,783	$(16,245)
Net Loss Attributable to Noncontrolling Interests	(45)	(12)	(253)	(12)

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$(6,514)	$(4,585)	$6,036	$(16,233)

Earnings per common share–basic and diluted:
Basic—income (loss) from continuing operations attributable to Rex common stockholders	$(0.15)	$(0.12)	$0.14	$(0.45)
Basic—income from discontinued operations attributable to Rex common stockholders	—	—	—	0.01

Basic—income (loss) attributable to Rex common stockholders	$(0.15)	$(0.12)	$0.14	$(0.44)
Basic—weighted average shares of common stock outstanding	43,447	36,818	43,558	36,806
Diluted—income (loss) from continuing operations attributable to Rex common stockholders	$(0.15)	$(0.12)	$0.14	$(0.45)
Diluted—income from discontinued operations attributable to Rex common stockholders	—	—	—	0.01

Diluted—income (loss) attributable to Rex common stockholders	$(0.15)	$(0.12)	$0.14	$(0.44)
Diluted—weighted average shares of common stock outstanding	43,447	36,818	43,670	36,806

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010 (Unaudited)	2009	2010 (Unaudited)	2009
Oil and gas sales (in thousands):
Oil sales	$14,446	$12,848	$52,576	$41,881
Natural gas sales	3,946	2,202	13,789	6,460
Natural gas liquid sales	366	158	859	193
Cash-settled derivatives:
Crude oil [a]	(1,532)	(1,052)	(3,861)	2,626
Natural gas	1,810	793	4,667	3,216

Total oil and gas sales including cash settled derivatives	$19,036	$14,949	$68,030	$54,376

Production during the period:
Oil (Bbls)	177,049	177,543	691,573	720,010
Natural gas (Mcf)	979,512	484,090	3,088,598	1,510,500
Natural gas liquids (Bbls)	8,615	5,904	25,559	7,750

Total (Mcfe) [b]	2,093,496	1,584,772	7,391,390	5,877,060

Production–average per day:
Oil (Bbls)	1,924	1,930	1,895	1,973
Natural gas (Mcf)	10,647	5,262	8,462	4,138
Natural gas liquids (Bbls)	94	64	70	21

Total (Mcfe) [b]	22,755	17,226	20,250	16,102

Average price per unit:
Realized crude oil price per Bbl–as reported	$$81.59	$$72.37	$$76.02	$$58.17
Realized impact from cash settled derivatives per Bbl	($8.65)	($5.93)	($5.58)	$3.65

Net realized price per Bbl	$$72.94	$$66.44	$$70.44	$$61.82

Realized natural gas price per Mcf–as reported	$$4.03	$$4.55	$$4.46	$$4.28
Realized impact from cash settled derivatives per Mcf	$1.85	$1.64	$1.51	$2.13

Net realized price per Mcf	$$5.88	$$6.19	$$5.97	$$6.41

Realized natural gas liquids price per Bbl–as reported	$42.48	$26.76	$33.61	$24.90
Realized impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$42.48	$26.76	$33.61	$24.90

[a]	Excludes $4.6 million for the early settlement of certain oil derivatives associated with 2011 redeemed in the first quarter of 2009.
[b]	Natural gas is converted at the rate of one Mcf to one Mcfe. Oil and natural gas liquids are converted at a rate of one Bbl to six Mcfe.

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES – CURRENT HEDGING POSITIONa

	2011	2012
Oil Derivatives (Bbl)
Swap Contracts
Volume	—	—
Price	—	—
Collar Contracts
Volume	576,000	540,000
Ceiling	$104.69	$112.03
Floor	$68.54	$67.10
Collar Contracts with Short Puts
Volume	—	—
Ceiling	—	—
Floor	—	—
Short Put	—	—
Natural Gas Derivatives (Mcf)
Swap Contracts
Volume	1,160,000	1,320,000
Price	$5.04	$5.58
Collar Contracts
Volume	1,320,000	1,320,000
Ceiling	$7.18	$7.07
Floor	$5.18	$5.09
Put Contracts
Volume	720,000	—
Floor	8.00	—
Put Contracts with Short Puts
Volume	720,000	—
Floor	5.00	—
Short Put	3.68	—
Collar Contracts with Short Puts
Volume	660,000	720,000
Ceiling	5.25	5.25
Floor	$4.75	4.75
Short Put	$4.00	4.00

[a]	Hedging position includes December 31, 2010 position and two additional hedges added in January, 2011.

The following table has been added to provide clarification on the components of Gain (Loss) on Derivatives, net under Other Income (Expense) on the Consolidated Statements of Operations for each of the periods presented (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Realized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(1,532)	$(1,052)	$(3,861)	$7,198
Natural Gas Derivatives	1,810	793	4,667	3,216
Interest Rate Derivatives	(123)	(203)	(711)	(769)

Total Realized Gains (Losses) from Financial Derivatives	$155	$(462)	$95	$9,645
Unrealized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(2,528)	$(3,344)	$2,963	$(18,445)
Natural Gas Derivatives	(1,784)	592	2,286	427
Interest Rate Derivatives	172	154	711	460

Total Unrealized Gains (Losses) from Financial Derivatives	$(4,140)	$(2,598)	$5,960	$(17,558)

Gain (Loss) on Derivatives, net	$(3,985)	$(3,060)	$6,055	$(7,913)

Non-GAAP Financial Measures

EBITDAX

“EBITDAX” means, for any defined period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income (without limitation) income from unrealized financial derivatives, added to net income. EBITDAX is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not by fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented ($ in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net Income (Loss) From Continuing Operations	$(6,559)	$(4,597)	$5,783	$(16,568)
Add Back Depletion, Depreciation, Amortization & Accretion	6,595	6,782	21,806	25,205
Add Back (Less) Non-Cash Compensation Expense (Income)	(254)	589	914	1,557
Add Back Interest Expense	310	221	1,071	833
Add Back Impairment Expense	5,296	760	8,863	1,625
Add Back Exploration Expense	2,270	876	5,242	2,080
Less Interest Income	(12)	(4)	(68)	(7)
Add Back Realized Loss on Interest Rate Derivatives	123	203	710	769
Add Back (Less) Loss (Gain) on Disposal of Assets	98	10	(16,395)	427
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	4,140	2,598	(5,960)	22,130
Less Proceeds From Early Settlement of Oil Derivatives	—	—	—	(4,572)
Add Back Noncontrolling Interest Share of Net Loss	45	12	253	12
Add Back (Less) Income Tax Expense (Benefit)	(3,959)	(2,998)	4,075	(11,002)

EBITDAX From Continuing Operations	$8,093	$4,452	$26,294	$22,489

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for the period plus the following expenses, charges or income, in each case, to the extent deducted from or added to net income in the period: deferred income taxes, unrealized losses from financial derivatives, non-cash compensation and impairment, minus all gains from unrealized financial derivatives and deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on

GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net income (loss) from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Income (Loss) From Continuing Operations Before Income Taxes, as reported	$(10,518)	$(7,595)	$9,858	$(27,570)
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	4,140	2,598	(5,960)	17,558
Add Back Impairment Expense	5,296	760	8,863	1,625
Add Back (Less) Non-Cash Compensation Expense (Income)	(254)	589	914	1,557
Add Back (Less) Loss (Gain) on Disposal of Assets	98	10	(16,395)	427
Add Back Loss Attributable to Noncontrolling Interests	45	12	253	12

Income (Loss) From Continuing Operations Before Income Taxes, adjusted	$(1,193)	$(3,626)	$(2,467)	$(6,391)
Less Income Taxes, adjusted [a]	451	1,433	993	2,554

Net Income (loss) From Continuing Operations Comparable to Analyst Estimates	$(742)	$(2,193)	$(1,474)	$(3,847)

Basic and Diluted Net Income (loss) Comparable to Analyst Estimates per Share [b]	(0.02)	(0.06)	(0.03)	(0.10)

[a]	Income tax adjustment represents the effect of our effective tax rate on Loss From Continuing Operations Before Income Taxes, adjusted.
[b]	Basic and diluted weighted average shares outstanding were 43,447 and 43,5588 respectively for fourth quarter and fiscal year end 2010.

Discontinued Operations

On March 24, 2009, Rex Energy completed the divestiture of its Southwestern Region operations, predominately located in the Permian Basin in Texas and New Mexico. The company received net cash proceeds of approximately $17.3 million, plus the assumption of certain liabilities, based on an effective date of October 1, 2008.

Pursuant to accounting rules for discontinued operations, these assets were classified as Assets Held for Sale on the Consolidated Balance Sheet as of December 31, 2008, and results of operations are reflected as discontinued operations in the Consolidated Statements of Operations. At March 31, 2009, Rex Energy recorded a loss on sale of assets of approximately $0.4 million in the Consolidated Statement of Operations. Summarized financial information for discontinued operations is set forth below ($ in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Oil and Gas Sales	$—	$—	$—	$193
Other Revenue	—	—	—	—

Total Operating Revenue	—	—	—	193

Costs and Expenses:
Production and Lease Operating Expense	—	—	—	237
General and Administrative Income	—	—	—	(97)
Gain Loss on Derivatives, net	—	—	—	(558)

Total Costs and Expenses	—	—	—	(418)

Income from Discontinued Operations Before Income Taxes	—	—	—	611
Income Tax Expense	—	—	—	(288)

Income From Discontinued Operations, net of taxes	$—	$—	$—	$323